Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 28, 2016, with respected to the consolidated financial statements, schedules, and internal control over financial reporting of Ferrellgas Partners, L.P. and financial statements of Ferrellgas Partners Finance Corp. included in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2016, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Kansas City, Missouri

July 10, 2017